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               General Dynamics Completes Acquisition of Motorola
                         Integrated Information Systems
               New Unit is Named General Dynamics Decision Systems

FALLS CHURCH, Va. - General Dynamics (NYSE:GD) has completed its acquisition of Motorola's Integrated Information Systems Group. The waiting period mandated by the Hart-Scott-Rodino pre-merger notification act expired without government action on Sept. 14, 2001, and the companies closed the transaction effective Sept. 28, 2001.

The new entity will be known as General Dynamics Decision Systems, and it will be part of the company's Information Systems and Technology business group. Mark Fried will remain president of the business, reporting to Kenneth C. Dahlberg, executive vice president of General Dynamics.

General Dynamics announced its plan to acquire the Scottsdale, Arizona-based unit for $825 million in cash on August 6, 2001. The acquisition strengthens General Dynamics' position in communications and information technology for military and government customers, and bolsters capabilities in C4ISR (command, control, communications, computers, intelligence, surveillance and reconnaissance). General Dynamics Decision Systems has approximately 3,000 employees, including 1,100 degreed engineers.

Decision Systems joins four other business units in the newly aligned Information Systems and Technology group. These include General Dynamics Advanced Information Systems, which creates command information, intelligence and surveillance solutions; General Dynamics C4 Systems, which produces communications and tactical command, control and computing systems; General Dynamics Network Systems, which integrates networks and communications infrastructure; and General Dynamics United Kingdom, which manages the new BOWMAN program, and oversees all of the company's work in the United Kingdom.

General Dynamics, headquartered in Falls Church, Virginia, employs approximately 52,000 people and anticipates 2001 sales of approximately $12 billion. The company has leading market positions in business aviation, information systems, shipbuilding and marine systems, and land and amphibious combat systems.

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Any "forward-looking statements" contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For more information, see Forward Looking Statement.